Exhibit 99.2

Cardlytics Prices $150.0 Million Convertible Senior Notes Offering
ATLANTA, March 26, 2024—Cardlytics, Inc. (NASDAQ: CDLX) (“Cardlytics”), an advertising platform in banks’ digital channels, today announced the pricing of its offering of $150.0 million aggregate principal amount of 4.25% convertible senior notes due 2029 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The issuance and sale of the notes are scheduled to settle on April 1, 2024, subject to customary closing conditions. Cardlytics also granted the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $22.5 million aggregate principal amount of notes.
The notes will be senior, unsecured obligations of Cardlytics and will accrue interest at a rate of 4.25% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2024. The notes will mature on April 1, 2029, unless earlier converted or repurchased by Cardlytics. Before January 2, 2029, noteholders will have the right to convert their notes only upon the occurrence of certain events. From and after January 2, 2029, noteholders may convert their notes at any time at their election until the close of business on the scheduled trading day immediately before the maturity date. Cardlytics will settle conversions by paying or delivering, as applicable, cash, shares of its common stock or a combination of cash and shares of its common stock, at Cardlytics’ election. The initial conversion rate is 55.4939 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $18.02 per share of common stock. The initial conversion price represents a premium of approximately 32.5% over the last reported sale price of $13.60 per share of Cardlytics’ common stock on March 26, 2024. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events.
The notes will not be redeemable at Cardlytics’ option prior to maturity. If a “fundamental change” (as defined in the indenture for the notes) occurs, then, subject to a limited exception, noteholders may require Cardlytics to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.
Cardlytics estimates that the net proceeds from the offering will be approximately $144.5 million (or approximately $166.3 million if the initial purchasers fully exercise their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and Cardlytics’ estimated offering expenses.
Cardlytics expects to use approximately $169.3 million, consisting of the net proceeds from the offering, together with cash on hand, to repurchase for cash approximately $183.9 million aggregate principal amount of its 1.00% convertible senior notes due 2025 (the “2025 Notes”), together with accrued and unpaid interest, in privately negotiated transactions entered into concurrently with the pricing of the offering through one of the initial purchasers or its affiliate, as Cardlytics’ agent (each, a “note repurchase transaction”). This press release is not an offer to repurchase the 2025 Notes, and the offering of the notes is not contingent upon the repurchase of the 2025 Notes.
In connection with any note repurchase transaction, Cardlytics expects that holders of the 2025 Notes who agree to have their 2025 Notes repurchased and who have hedged their equity price risk with respect to such notes (the “hedged holders”) will unwind all or part of their hedge positions by buying Cardlytics’ common stock and/or entering into or unwinding various derivative transactions with respect to Cardlytics’ common stock. The amount of Cardlytics’ common stock to be purchased by the hedged holders or in connection with such derivative transactions may be substantial in relation to the historic average daily trading volume of Cardlytics’ common stock. This activity by the hedged holders could have increased (or reduced the size of any decrease in) the market price of Cardlytics’ common stock, including concurrently with the pricing of the notes, which could have resulted in a higher effective conversion price of the notes. Cardlytics cannot predict the magnitude of such market activity or the overall effect it will have on the price of the notes offered or Cardlytics’ common stock.

The offer and sale of the notes and the shares of common stock issuable upon conversion of the notes, if any, have not been, and will not be, registered under the Securities Act or any other securities laws of any other jurisdiction, and the notes and any such shares cannot be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, nor a solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

Exhibit 99.2
About Cardlytics, Inc.
Cardlytics, Inc. (NASDAQ: CDLX) is a digital advertising platform. Cardlytics partners with financial institutions to run their banking rewards programs that promote customer loyalty and deepen relationships. In turn, Cardlytics has a secure view into where and when consumers are spending their money. Cardlytics uses these insights to help marketers identify, reach, and influence likely buyers at scale, as well as measure the true sales impact of marketing campaigns. Headquartered in Atlanta, Cardlytics has offices in Menlo Park, Los Angeles, New York, and London.
Forward-Looking Statements
This press release includes forward-looking statements, including statements regarding the completion, timing and size of the proposed offering and the note repurchase transactions, the expected amount and intended use of the net proceeds and the potential impact of the foregoing or related transactions on dilution to holders of Cardlytics’ common stock and the market price of Cardlytics’ common stock or the notes or the conversion price of the notes. Forward-looking statements represent Cardlytics’ current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, Cardlytics’ ability to complete the proposed offering on the expected terms, or at all, whether and on what terms Cardlytics may repurchase any of the 2025 Notes and risks relating to Cardlytics’ business, including those described in Cardlytics’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2024 and in subsequent periodic reports that Cardlytics files with the Securities and Exchange Commission. Cardlytics may not be able to satisfy the closing conditions related to the offering and cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Cardlytics does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Contacts:
Public Relations:
pr@cardlytics.com

Investor Relations:
ir@cardlytics.com